PRESS RELEASE

Los Angeles, California, — Quest Group International, Inc. (the “Company”) announced today that on October 23, 2007 it amended its Articles of Incorporation to change the Company’s name to “NuRx Pharmaceuticals, Inc.” Following this name change, the Company’s common stock trades on the OTC Bulletin Board under the symbol “NURX.”

Dr. Harin Padma-Nathan, Chief Executive Officer of the Company said, “We believe that the new name of the Company will serve to reflect the new pharmaceutical business of the Company. NuRx will be focused on the development of a large portfolio of retinoid and rexinoid compounds that target nuclear  receptors for a broad range of unmet medical needs with an initial focus in oncology.”

About NuRx Pharmaceuticals, Inc.

NuRx plans to implement research and development plan of three lead compounds that target nuclear (Nu) receptors (Rx). Each compound represents a unique chemical structure, unique class of therapy and biological function. One compound will be developed for the treatment of leukemia, another compound will be tested for safety in humans followed by efficacy studies in some of the most common cancers including lung cancer, and breast cancer. The third program is intended to evaluate and develop a therapy to reduce the toxicity of chemotherapy to the bone marrow, in particular, diminish the risk of infection as consequence of reduction in white blood cell count. A platform of technology, intellectual property, and a large library of small molecules, will be used for later implementation of additional discoveries to make novel therapeutics. The Company has the necessary skills and chemical resources to produce novel therapies for other human diseases such as bone repair and healing, cartilage loss, lipid metabolic defects, and diabetes mellitus.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the fact that the Company is engaged in early stage research and does not expect to obtain any revenues for several years and other risks as detailed from time to time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:	Quest Group International, Inc.
Dr. Harin Padma-Nathan
Telephone: (949) 336-7111
Email: hpn@insyght.com